TIDAL TRUST II 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2026, relating to the financial statements and financial highlights of Even Herd Long Short ETF, a series of Tidal Trust II, which are included in Form N-CSR for the year ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

July 27, 2026